Exhibit 23.1

CONSENT OF DELOITTE & TOUCHE LLP

We consent to the incorporation by reference in the following Registration Statements (Form S-8 Nos. 333-91737, 333-34552, 333-49842, 333-52012, 333-65192, 333-82864, 333-113544, 333-120976 and 333-123230; and Form S-3 No. 333-55744) of Blue Coat Systems, Inc. (“Blue Coat”) of our report dated January 4, 2007 relating to the statements of direct revenues and expenses of NetCache, a business unit previously owned by Network Appliance, Inc. and acquired by Blue Coat, for each of the three years in the period ended April 30, 2006, included in this Current Report on Form 8-K/A.

/s/ DELOITTE & TOUCHE LLP

San Jose, California

March 26, 2007